EXHIBIT 99.1

LDR HOLDING CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS

Fourth quarter revenue increased 23.6% year-over-year to $39.5 million

AUSTIN, Texas, February 18, 2015 - LDR Holding Corporation (NASDAQ: LDRH), a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders, today reported its financial results for the fourth quarter and year ended December 31, 2014.
Fourth Quarter 2014 Revenue Highlights

•	Total revenue in the fourth quarter of 2014 increased 23.6% to $39.5 million, compared to $32.0 million in the fourth quarter of 2013.

•	Revenue in the fourth quarter of 2014 from exclusive technology products grew 30.6% to $35.8 million, compared to $27.4 million in the fourth quarter of 2013.

•	Revenue in the United States increased 28.8% to $32.0 million in the fourth quarter of 2014, compared to $24.8 million in the fourth quarter of 2013, and represented 81.0% of total revenue.

•	International revenue increased 5.5% during the fourth quarter of 2014 to $7.5 million compared to $7.1 million in the fourth quarter of 2013, and represented 19.0% of total revenue.
Revenue from sales of the Company’s exclusive cervical products grew 47.1% in the fourth quarter of 2014 to $25.5 million, compared with $17.3 million in the fourth quarter of 2013, due principally to the growth from the Mobi-C® cervical disc. Additionally, revenue from LDR's exclusive lumbar products in the fourth quarter increased 2.4% to $10.3 million, compared with $10.1 million in the fourth quarter of 2013. Along with growth in the Company’s non-fusion products, led by Mobi-C, LDR’s VerteBRIDGE fusion products for both the cervical and lumbar spine continued to grow, in part, because surgeons who were trained on the use of Mobi-C were introduced to the balance of LDR’s exclusive technology product lines for use in surgical cases where fusion is appropriate.
Christophe Lavigne, President and Chief Executive Officer of LDR, commented, “We reported another quarter of strong growth in our exclusive technology products, including both our cervical and lumbar product lines. We want to thank surgeons for their support and our employees and distributors for their tremendous effort in making 2014 another very successful year for LDR, growing our year-over-year quarterly revenues by 20% or more in each quarter this year. To date, there have been more than 80,000 VerteBRIDGE and 30,000 Mobi-C implantations worldwide.” He added, “A specific Category I CPT reimbursement code for two-level cervical disc procedures in the U.S. went into effect on January 1, 2015, and a DRG reimbursement code for cervical disc replacement procedures became effective October 1, 2014. Now both spine surgeons and hospitals will have reimbursement payment codes in place related to two-level Mobi-C procedures. We believe these developments will facilitate further surgeon adoption of Mobi-C.”
Gross profit for the fourth quarter of 2014 was $32.7 million and gross margin was 82.7%, compared to gross profit of $26.6 million and gross margin of 83.2% for the fourth quarter of 2013. This gross margin percentage decrease is primarily due to increased inventory reserves associated with the build-up of inventory related to product launches and enhancements.
Net loss for the fourth quarter of 2014 was $3.1 million, or $0.12 per share, compared to a net loss of $15.1 million, or $0.69 per share, for the same quarter a year ago.

Adjusted EBITDA for the fourth quarter of 2014 was $(0.7) million compared to adjusted EBITDA of $1.0 million for the fourth quarter of 2013.
Mr. Lavigne added, “Consistent with our Horizon 2016 plan, we continued to make investments in sales and marketing, physician education and reimbursement in the fourth quarter, as well as substantial investments in inventory and capital, including instrumentation sets, to take advantage of our ‘first mover’ position with Mobi-C being the only FDA-approved two-level cervical disc replacement solution.”
He continued, “We are pleased that the 5-year data from the PMA trial on Mobi-C versus fusion for one- and two-level disc disease was presented in five podium presentations at the North American Spine Society meeting on November 12, 2014. Spine surgeons often regard 5-year data as an important milestone to evaluate an implant’s demonstrable long-term clinical benefit and reliability. We believe that the presentation and upcoming publication of the 5-year PMA trial data, combined with the publication of a study of the cost effectiveness of cervical total disc replacement with Mobi-C versus fusion for the treatment of two-level degenerative disc disease in the prestigious journal JAMA Surgery, will be very important to payors in making Mobi-C coverage and reimbursement decisions.”
Fiscal Year 2014 Revenue Highlights
For the year ended December 31, 2014, LDR's total revenue was $141.3 million, an increase of 26.6%, compared to $111.6 million for the year ended December 31, 2013. For fiscal year 2014, revenue from LDR's exclusive technology products grew 35.2% to $125.0 million compared to $92.5 million in fiscal year 2013. Revenue from traditional fusion products decreased 15.1% to $16.2 million in fiscal year 2014 compared to $19.1 million in fiscal year 2013.
Gross profit for the year ended December 31, 2014 was $116.8 million and gross margin was 82.7%, compared to a gross profit of $93.6 million and a gross margin of 83.9% for the year ended December 31, 2013.
For the year ended December 31, 2014, LDR's revenue in the United States increased 33.2% to $109.6 million, compared to $82.3 million for the year ended December 31, 2013. International revenue increased 8.1% to $31.7 million, compared to $29.3 million in fiscal year 2013.
For the year ended December 31, 2014, net loss totaled $11.0 million, or $0.43 per diluted share, compared to a net loss of $27.9 million, or $3.09 per diluted share, for fiscal year 2013, (which included $7.4 million in non-cash expense related to the beneficial conversion of promissory notes, $6.9 million in non-cash accretion related to warrants and discounts on long-term debt and $5.6 million in non-cash expenses associated with the revaluation of warrants leading up to LDR's initial public offering).
For the year ended December 31, 2014, adjusted EBITDA was $(0.8) million, compared to an adjusted EBITDA of $3.0 million for fiscal year 2013.
Balance Sheet and Liquidity
As of December 31, 2014, LDR had $73.9 million in cash and cash equivalents, $98.9 million in working capital and $24.9 million in debt.
2015 Guidance
Based on LDR’s results for the year ended December 31, 2014, LDR expects revenue growth for the full year 2015 to be in the range of 15.5% to 17.0%, before any foreign exchange impact. This implies revenues, before any foreign exchange impact, in the range of approximately $163.0 million to $165.0 million for the full year 2015. Based on current foreign exchange rates, changes in foreign exchange rates are expected to negatively impact 2015 revenue by 3.5% to 4.5%.

Conference Call
LDR Holding Corporation will host a conference call today at 5:00 p.m. Eastern Time to discuss its fourth quarter and fiscal year 2014 financial results. The conference call will be available to interested parties through a live audio webcast available through LDR’s website at www.ldr.com. Those without internet access may join the call from within the United States by dialing (877) 312-5637; outside the United States, by dialing (253) 237-1149.
A telephone replay will be available for two weeks following the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants. When prompted, please enter the replay pin number 78924723. For those who are not available to listen to the live webcast, the call will be archived for 90 days on LDR Holding’s website.
Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of LDR and members of its management team with respect to LDR’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, LDR’s market opportunities, growth, future revenues, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of LDR’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in LDR’s Risk Factors disclosure in its Annual Report on Form 10-K, filed on March 4, 2014, and in LDR’s other filings with the SEC. LDR disclaims any responsibility to update any forward-looking statements.
About LDR Holding Corporation
LDR Holding Corporation is a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders. LDR’s primary products are based on its exclusive VerteBRIDGE fusion and Mobi non-fusion technology platforms and are designed for applications in the cervical and lumbar spine. These technologies are designed to enable products that are less invasive, provide greater intra-operative flexibility, offer simplified surgical techniques and promote improved clinical outcomes for patients as compared to existing alternatives. In August 2013, LDR received approval from the U.S. Food and Drug Administration (FDA) for the Mobi-C cervical disc replacement device, the first and only cervical disc replacement device to receive FDA approval to treat both one-level and two-level cervical disc disease. For more information regarding LDR Holding, visit www.ldr.com.

Use of Non-GAAP Financial Measures
To supplement LDR’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), LDR uses Adjusted EBITDA, a non-GAAP financial measure, in this release. Management defines Adjusted EBITDA as operating income (loss) plus depreciation and amortization and stock-based compensation expense. The Company presents Adjusted EBITDA because management believes it is a useful indicator of operating performance. LDR’s management uses Adjusted EBITDA principally as a measure of operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to LDR. Management also uses Adjusted EBITDA for planning purposes, including the preparation of the annual operating budget and financial projections.
A reconciliation of the non-GAAP financial measure used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in a table later in this release immediately following the condensed consolidated statements of cash flows. Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of the Company’s liquidity or operating performance prepared in accordance with GAAP and is not indicative of operating income (loss) from operations as determined under GAAP. Adjusted EBITDA has limitations that should be considered before using this measure to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review LDR’s operating results and liquidity requirements. Management’s definition and calculation of Adjusted EBITDA may differ from that of other companies.
Contacts
Robert McNamara
Executive Vice President and Chief Financial Officer
LDR Holding Corporation
(512) 344-3333

Bob Yedid
Managing Director
ICR, Inc.
(646) 277-1250
bob.yedid@icrinc.com

LDR HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2014	2013
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$73,883	$56,678
Accounts receivable, net	26,484	22,193
Inventory, net	24,996	17,690
Other current assets	4,864	4,780
Prepaid expenses	1,419	1,593
Deferred tax asset, current	296	—
Total current assets	131,942	102,934
Property and equipment, net	19,025	12,695
Goodwill	6,621	6,621
Intangible assets, net	3,858	3,073
Restricted cash	—	2,000
Deferred tax assets	192	513
Other assets	171	157
Total assets	$161,809	$127,993
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,302	$8,128
Accrued expenses	19,366	16,324
Line of credit, net of discount	—	18,162
Short-term financing	4,343	2,641
Current portion of long-term debt	1,009	1,763
Deferred tax liabilities	—	540
Total current liabilities	33,020	47,558
Line of credit, net of discount	18,166	—
Long-term debt, net of discount and current portion	1,422	2,758
Deferred tax liabilities	740	—
Other long-term liabilities	760	—
Total liabilities	54,108	50,316
Commitments and contingencies
Stockholders' equity:
Common stock	27	24
Treasury stock at cost	(8)	—
Additional paid-in capital	205,920	161,216
Accumulated other comprehensive income (loss)	(3,500)	198
Accumulated deficit	(94,738)	(83,761)
Total stockholders' equity	107,701	77,677
Total liabilities and stockholders' equity	$161,809	$127,993

LDR HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$39,533	$31,978	$141,254	$111,594
Cost of goods sold	6,843	5,386	24,418	17,947
Gross profit	32,690	26,592	116,836	93,647
Operating expenses:
Research and development	3,014	2,165	12,323	9,380
Sales and marketing	26,268	19,915	87,506	67,676
General and administrative	7,067	5,417	27,720	18,915
Total operating expenses	36,349	27,497	127,549	95,971
Operating loss	(3,659)	(905)	(10,713)	(2,324)
Other operating income (expense):
Other income (expense)	634	(293)	2,037	(771)
Interest income	6	—	27	10
Interest expense	(173)	(247)	(878)	(3,273)
Expense related to beneficial conversion of promissory notes	—	(7,413)	—	(7,413)
Accretion related to warrants and discounts on long-term debt	(6)	(5,547)	(20)	(6,900)
Change in fair value of common stock warrants	—	—	—	(5,593)
Total other income (expense), net	461	(13,500)	1,166	(23,940)
Loss before income taxes	(3,198)	(14,405)	(9,547)	(26,264)
Income tax expense	67	(700)	(1,430)	(1,671)
Net loss	(3,131)	(15,105)	(10,977)	(27,935)
Other comprehensive loss:
Foreign currency translation	(1,294)	110	(3,698)	655
Comprehensive loss	$(4,425)	$(14,995)	$(14,675)	$(27,280)
Net loss per common share:
Basic and diluted	$(0.12)	$(0.69)	$(0.43)	$(3.09)
Weighted average number of shares outstanding:
Basic and diluted	26,127,613	21,809,672	25,288,284	9,040,567
Pro forma net loss per share:
Basic and diluted		$(0.64)		$(1.19)
Weighted average number of shares used in computing pro forma net loss per share:
Basic and diluted		23,432,964		23,400,463

LDR HOLDING CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating activities:
Net loss	$(3,131)	$(15,105)	$(10,977)	$(27,935)
Adjustments to reconcile net loss to cash used in operating activities:
Bad debt expense	133	142	603	517
Provision for excess and obsolete inventories	216	(148)	1,173	641
Depreciation and amortization	1,333	1,094	4,682	4,024
Stock-based compensation	1,585	771	5,225	1,269
Accretion related to warrants and discounts on long-term debt	6	5,547	20	6,900
Change in fair value of common stock warrants	—	—	—	5,593
Deferred income tax expense (benefit)	104	37	278	37
Loss on disposal of assets	47	19	246	57
Unrealized foreign currency loss (gains)	818	298	(389)	713
Changes in operating assets and liabilities:
Cash restricted for line of credit agreement	—	—	2,000	—
Accounts receivable	(3,299)	(3,638)	(5,557)	(6,313)
Prepaid expenses and other current assets	1,318	(128)	(474)	(2,141)
Inventory	(2,245)	(1,260)	(10,059)	(1,231)
Other assets	9	(126)	(15)	215
Accounts payable	598	2,147	1,008	(190)
Accrued expenses	(1,734)	2,220	2,815	4,505
Other long-term liabilities	—	(1,080)	—	(50)
Net cash used in operating activities	(4,242)	(9,210)	(9,421)	(13,389)
Investing activities:
Proceeds from sale of property and equipment	4	1	19	54
Purchase of intangible assets	(61)	(406)	(626)	(780)
Purchase of property and equipment	(6,337)	(1,751)	(11,229)	(3,757)
Net cash used in investing activities	(6,394)	(2,156)	(11,836)	(4,483)

LDR HOLDING CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued) (in thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Financing activities:
Proceeds from issuance of common stock in public offering	—	86,250	36,628	86,250
Stock issuance costs	6	(8,744)	(2,634)	(8,744)
Exercise of stock options	1,395	60	2,363	235
Proceeds from issuance of common stock under Employee Stock Purchase Plan	106	—	2,148	—
Proceeds from Employee Stock Purchase Plan	95	976	95	976
Purchase of treasury stock	—	—	(8)	—
Net proceeds (payments) on short-term financings	446	(162)	2,035	759
Payments on line of credit	—	(431)	—	(1,209)
Payments on capital leases	(9)	(6)	(42)	(22)
Payments on long-term debt	(305)	(12,303)	(1,710)	(13,711)
Net cash provided by financing activities	1,734	65,640	38,875	64,534
Effect of exchange rate on cash	(251)	122	(413)	231
Net change in cash and cash equivalents	(9,153)	54,396	17,205	46,893
Cash and cash equivalents, beginning of period	83,036	11,632	56,678	19,135
Cash and cash equivalents, end of period	$73,883	$66,028	$73,883	$66,028

LDR HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF OPERATING LOSS TO NON-GAAP FINANCIAL MEASURES
(in thousands, except margin percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating loss, as reported	$(3,659)	$(905)	$(10,713)	$(2,324)
Add back:
Depreciation and amortization	1,333	1,094	4,682	4,024
Stock-based compensation	1,585	771	5,225	1,269
Non-GAAP adjusted EBITDA	$(741)	$960	$(806)	$2,969
Non-GAAP adjusted EBITDA margin	(1.9)%	3.0%	(0.6)%	2.7%